CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.000% Internotes® Due May 15, 2022	$10,433,000	$1,227.96
6.250% Internotes® Due May 15, 2032	$5,637,000	$663.47
(1)
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-123085 and were carried forward. The Registrant is offsetting the $1,891.43 registration fee with respect to the securities offered by means of this pricing supplement against those registration fees carried forward which have not yet been so utilized. No additional registration fee has been paid with respect to these offerings.

Filed Under Rule 424(b)(3), Registration Statement No. 333-132807
Pricing Supplement Number 162 Dated May 22, 2006
(To: Prospectus Dated March 29, 2006, as supplemented by Prospectus Supplement Dated March 29, 2006)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RL20	100%	2.100%	FIXED	6.000%	MONTHLY	05/15/2022	06/15/2006	$3.33	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 05/15/2011 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 05/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RL38	100%	2.500%	FIXED	6.250%	SEMI-ANNUAL	05/15/2032	11/15/2006	$29.51	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 05/15/2011 and every coupon date thereafter. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 05/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Offering Dates: May 15, 2006 through May 22, 2006
Trade Date: May 22, 2006 @12:00 PM ET
Settle Date: May 25, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated March 29, 2006